Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 25, 2018	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE TWELVE AND THREE MONTHS ENDED DECEMBER 31, 2017

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the financial holding company for Peoples Bank (the “Bank”), reported earnings of $9.0 million for twelve months ended December 31, 2017, compared to $9.1 million for the twelve months ended December 31, 2016. The earnings of $9.0 million for 2017 represent a 2.0% decrease compared to the earnings for 2016. The Bancorp’s earnings for 2017 were negatively impacted by newly enacted corporate tax legislation. During December 2017, the Bancorp was required to revalue its net deferred tax asset, resulting in a one-time write down of $517 thousand that was recorded as additional income tax expense. Without the one-time write down of the net deferred tax asset the Bancorp’s net income for the twelve months ended December 31, 2017 would have totaled $9.5 million, an increase of 3.7%. The Bancorp’s net income, as adjusted for the net deferred tax asset, is a non-GAAP financial measure. See the table at the end of this document for a reconciliation to the most directly comparable GAAP measure.

The earnings of $9.0 million for the twelve months ended December 31, 2017, represent $3.13 earnings per basic and diluted share. For 2017, the return on average assets (ROA) was 0.98% and the return on average equity (ROE) was 9.90%. Without the one-time write down of the net deferred tax asset, the 2017 earnings per basic and diluted share was $3.31, return on average assets (ROA) was 1.04% and the return on average equity (ROE) was 10.47%.

“Notwithstanding the one-time write down of our net deferred tax asset, Peoples Bank would have again delivered another year of record earnings. Our consistent performance was the product of good results from organic business development in all of the Bank’s business lines. Strong loan growth in the fourth quarter and anticipated savings related to lower corporate tax rates position the Bank for a solid 2018,” said Benjamin Bochnowski, president & chief executive officer.

“The result this year is the culmination of the Bank’s five-year strategic vision,” continued Bochnowski. “As a result, the Board also approved a one-time bonus to all Bank employees as a way to reward the individuals who worked so hard to bring this plan to fruition. Based on service in 2017, full time employees will receive a one-time bonus of up to $500, and part-time employees will receive a bonus of up to $250. This one-time bonus is on top of incentives and profit sharing earned by the employees of Peoples Bank through their hard work and dedication.”

“The Bancorp’s 2017 earnings were supported by its ability to generate $30.8 million in net interest income, which increased by $712 thousand during the year. Even as the Federal Reserve continued to increase short-term interest rates, the Bancorp’s net interest margin remained stable at 3.84%. During the year, loan and investment security balances increased by $47.4 million, which generated additional interest income to offset increased funding costs. In addition, the Bancorp’s earnings have been enhanced by increased noninterest income and well managed operating expenses,” said Robert Lowry, chief financial officer.

“During 2017, the Bancorp’s asset quality and capital position remained strong. Nonperforming loans to total loans was 0.84% at the end of 2017. While the allowance for loan losses (ALL) as a percentage of non-performing loans, or coverage ratio, was 143.3% at year-end. The Bancorp’s tier 1 leverage capital to adjusted average assets increased to 9.6%. The Bancorp is well positioned for continued growth,” said Robert Lowry, chief financial officer.

For the three months ended December 31, 2017, the Bancorp’s net income totaled $1.9 million, compared to $2.3 million for the three months ended December 31, 2016, a decrease of 19.0%. The net income of $1.9 million for the three months ended December 31, 2017 represents $0.66 earnings per basic and diluted share. For the three months ended December 31, 2017, the ROA was 0.82% and the ROE was 8.11%. The earnings for the three months ended December 31, 2017 was also negatively impacted by the newly enacted corporate tax legislation by the one-time $517,000 net deferred tax asset write down that was realized in December 2017.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $30.8 million for the twelve months ended December 31, 2017, compared to $30.1 million for the twelve months ended December 31, 2016, an increase of $712 thousand or 2.4%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.84% for the twelve months ended December 31, 2017, compared to 3.85% for the twelve months ended December 31, 2016. For the three months ended December 31, 2017, net interest income totaled $7.8 million, compared to $7.6 million for the three months ended December 31, 2016 for an increase of $243 thousand or 3.2%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.86% for the three months ended December 31, 2017, compared to 3.82% for the three months ended December 31, 2016.

Noninterest Income

Noninterest income from banking activities totaled $7.8 million for the twelve months ended December 31, 2017, compared to $7.6 million for the twelve months ended December 31, 2016, an increase of $139 thousand or 1.8%. For the three months ended December 31, 2017, noninterest income from banking activities totaled $1.93 million, compared to $1.92 million for the three months ended December 31, 2016, an increase of $15 thousand or 0.8%. During 2017, the Bancorp has seen increases in its noninterest income from banking services and wealth management operations. Also during 2017, noninterest income from mortgage loan sales decreased due to lower market origination volume.

Noninterest Expense

Noninterest expense totaled $25.5 million for the twelve months ended December 31, 2017, compared to $24.7 million for the twelve months ended December 31, 2016, an increase of $779 thousand or 3.2%. For the three months ended December 31, 2017, noninterest expense totaled $6.2 million, compared to $6.1 million for the three months ended December 31, 2016, an increase of $121 thousand or 2.0%. During 2017, the Bancorp has seen increases in its noninterest expense from costs related to third-party services, foreclosure and collection activity, marketing of brand and financial services, and increased compensation related to annual salary adjustments. Decreases in noninterest expense for 2017 were realized for occupancy costs and deposit insurance premiums.

Lending

The Bancorp’s loan portfolio totaled $620.2 million at December 31, 2017, compared to $583.7 million at December 31, 2016, an increase of $36.6 million or 6.3%. During 2017, the Bancorp originated $337.8 million in new loans. During the twelve months ended December 31, 2017, the Bancorp saw its commercial real estate, construction and land development, multifamily, HELOCs and junior lien loan balances increase. During the twelve months ended December 31, 2017, $44.0 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $1.2 million. The loan portfolio represents 71.2% of earning assets and is comprised of 66.2% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $244.5 million at December 31, 2017, compared to $233.6 million at December 31, 2016, an increase of $10.9 million or 4.7%. The securities portfolio represents 28.1% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $12.7 million at December 31, 2017, compared to $45.1 million at December 31, 2016, a decrease of $32.4 million. During 2017, cash and cash equivalents were used fund loan and securities growth.

Funding

At December 31, 2017, core deposits totaled $609.1 million, compared to $594.1 million at December 31, 2016, an increase of $15.0 million or 2.5%. Core deposits include checking, savings, and money market accounts and represented 76.8% of the Bancorp’s total deposits at December 31, 2017. During the 2017, balances for consumer, business, not for profit, and public funds all increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. At December 31, 2017, balances for certificates of deposit totaled $183.9 million, compared to $185.7 million at December 31, 2016, a decrease of $1.7 million or 0.9%. In addition, at December 31, 2017, borrowings and repurchase agreements totaled $32.2 million, compared to $39.8 million at December 31, 2016, a decrease of $7.6 million or 19.2%. During 2017, management has replaced high cost borrowings with core accounts.

Asset Quality

At December 31, 2017, non-performing loans totaled $5.2 million, compared to $6.1 million at December 31, 2016, a decrease of $882 thousand or 14.44%. The Bancorp’s ratio of non-performing loans to total loans was 0.84% at December 31, 2017, compared to 1.05% at December 31, 2016. The decrease in the ratio of non-performing loans for 2017 is primarily the result of charge-offs to non-accruing residential real estate loans totaling $912 thousand. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.00% at December 31, 2017, compared to 1.10% at December 31, 2016.

For the twelve months ended December 31, 2017, $1.2 million in provisions to the ALL were required, compared to $1.3 million for the twelve months ended December 31, 2016, a decrease of $68 thousand or 5.4%. The ALL provision decrease is primarily a result of overall non-performing and impaired loans declining for the period. For the twelve months ended December 31, 2017, charge-offs, net of recoveries, totaled $1.4 million, compared to charge-offs, net of recoveries of $522 thousand for the twelve months ended December 31, 2016. The net loan charge-offs for 2017 were comprised of $956 thousand in residential real estate loans, $347 thousand in commercial business loans, $60 thousand in home equity loans, and $53 thousand in consumer loans. At December 31, 2017, the allowance for loan losses totaled $7.5 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.21% at December 31, 2017, compared to 1.32% at December 31, 2016. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 143.3% at December 31, 2017, compared to 126.1% at December 31, 2016.

Capital Adequacy

At December 31, 2017, shareholders’ equity stood at $92.1 million, and tangible capital represented 9.9% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2017 were 14.0% for total capital to risk-weighted assets, 12.9% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.6% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $32.14 per share at December 31, 2017.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that these non-GAAP measures are helpful to investors to better understand the Bancorp’s earnings at the date of this filing. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached table at the end of this press release for a reconciliation of the non-GAAP earnings ratios identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp

Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Return on equity	8.11%	10.75%	9.90%	10.65%
Return on assets	0.82%	1.03%	0.98%	1.03%
Basic earnings per share	$0.66	$0.82	$3.13	$3.20
Diluted earnings per share	$0.66	$0.82	$3.13	$3.20
Yield on loans	4.52%	4.44%	4.45%	4.47%
Yield on security investments	2.64%	2.46%	2.61%	2.49%
Total yield on earning assets	3.98%	3.86%	3.91%	3.89%
Cost of deposits	0.30%	0.24%	0.27%	0.24%
Cost of borrowings	1.39%	1.03%	1.27%	1.01%
Total cost of funds	0.37%	0.29%	0.32%	0.29%
Net interest margin - tax equivalent	3.86%	3.82%	3.84%	3.85%
Noninterest income / average assets	0.84%	0.85%	0.85%	0.86%
Noninterest expense / average assets	2.71%	2.71%	2.80%	2.78%
Net noninterest margin / average assets	-1.87%	-1.86%	-1.95%	-1.92%
Efficiency ratio	63.97%	64.45%	66.17%	65.61%
Effective tax rate	38.04%	21.32%	24.26%	21.80%
Dividend declared per common share	$0.29	$0.28	1.15	$1.11

	December 31,	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
Net worth / total assets	9.93%	9.21%
Book value per share	$32.14	$29.41
Non-performing assets to total assets	1.00%	1.10%
Non-performing loans to total loans	0.84%	1.05%
Allowance for loan losses to non-performing loans	143.26%	126.10%
Allowance for loan losses to loans outstanding	1.21%	1.32%
Foreclosed real estate to total assets	0.18%	0.29%

Consolidated Statements of Income
(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans	$6,928	$6,616	$26,859	$26,270
Securities & short-term investments	1,649	1,548	6,499	6,129
Total interest income	8,577	8,164	33,358	32,399
Interest expense:
Deposits	584	455	2,059	1,770
Borrowings	172	131	533	575
Total interest expense	756	586	2,592	2,345
Net interest income	7,821	7,578	30,766	30,054
Provision for loan losses	478	422	1,200	1,268
Net interest income after provision for loan losses	7,343	7,156	29,566	28,786
Noninterest income:
Fees and service charges	907	767	3,311	2,910
Wealth management operations	444	399	1,711	1,680
Gain on sale of loans held-for-sale, net	317	489	1,200	1,609
Gain on sale of securities, net	102	125	860	826
Increase in cash value of bank owned life insurance	111	114	460	469
Gain on sale of foreclosed real estate	8	20	103	100
Other	43	3	107	19
Total noninterest income	1,932	1,917	7,752	7,613
Noninterest expense:
Compensation and benefits	3,372	3,445	14,219	13,979
Occupancy and equipment	739	866	3,281	3,634
Data processing	361	334	1,453	1,339
Marketing	126	165	595	517
Federal deposit insurance premiums	94	51	336	454
Other	1,543	1,253	5,604	4,786
Total noninterest expense	6,235	6,114	25,488	24,709
Income before income taxes	3,040	2,959	11,830	11,690
Income tax expenses	1,154	631	2,869	2,548
Net income	$1,886	$2,328	$8,961	$9,142

NorthWest Indiana Bancorp

Financial Report

Balance Sheet Data

(Dollars in thousands)

	December 31,	December 31,
	2017	2016	Change	Mix
	(Unaudited)	(Unaudited)%		%
Total assets	$927,259	$913,626	1.5%
Cash & cash equivalents	12,701	45,109	-71.8%
Securities - available for sale	244,490	233,625	4.7%

Loans receivable:
Construction and land development	50,746	38,937	30.3%	8.2%
1-4 first liens	169,072	170,018	-0.6%	27.3%
Multifamily	43,369	36,086	20.2%	7.0%
Commercial real estate	211,090	195,438	8.0%	34.0%
Commercial business	76,851	77,299	-0.6%	12.4%
1-4 Junior Liens	1,141	838	36.1%	0.2%
HELOC	35,629	31,737	12.3%	5.7%
Lot loans	3,069	3,244	-5.4%	0.5%
Consumer	461	524	-12.0%	0.1%
Government	28,785	29,529	-2.5%	4.6%
Total loans	620,211	583,650	6.3%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	120,556	111,800	7.8%	15.2%
Interest bearing checking	188,467	176,349	6.9%	23.7%
Savings	129,702	127,626	1.6%	16.4%
MMDA	170,359	178,332	-4.5%	21.5%
Total core deposits	609,084	594,107	2.5%	76.8%
Certificates of deposit	183,920	185,664	-0.9%	23.2%
Total deposits	793,004	779,771	1.7%	100.0%

Borrowings and repurchase agreements	32,181	39,826	-19.2%
Stockholder's equity	92,060	84,108	9.5%

Asset Quality
(Dollars in thousands)	December 31,	December 31,
	2017	2016	Change
	(Unaudited)	(Unaudited)%
Nonaccruing loans	$4,996	$5,605	-10.9%
Accruing loans delinquent more than 90 days	227	500	-54.6%
Securities in non-accrual	2,299	1,689	36.1%
Foreclosed real estate	1,699	2,665	-36.2%
Total nonperforming assets	9,221	10,459	-11.8%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	704	1,236	-43.0%
ALL general allowances for loan portfolio	6,778	6,462	4.9%
Total ALL	7,482	7,698	-2.8%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	-	-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	246	-100.0%
Accruing troubled debt restructurings	535	60	791.7%
Total troubled debt restructurings	535	306	74.8%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

	At December 31, 2017
	(unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized(1)

Common equity tier 1 capital to risk-weighted assets	12.9%	6.5%
Tier 1 capital to risk-weighted assets	12.9%	8.0%
Total capital to risk-weighted assets	14.0%	10.0%
Tier 1 capital to adjusted average assets	9.6%	5.0%

(1) Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital raio of 4.5% (6.5% to be well capitalized).

Reconciliation of GAAP and prospective, non-GAAP measures
			Pro-forma
	December 31,	Tax adjustment for	December 31,
	2017	revaluation of the	2017
	GAAP	deferred tax asset	Non-GAAP
	(unaudited)	(unaudited)	(unaudited)
Total assets	$927,259	$628	$927,887

Income before income tax expenses	11,830	-	11,830
Income tax expenses	2,869	(517)	2,352
Net income	$8,961	$517	$9,478

Return on average assets	0.98%		1.04%
Return on average equity	9.90%		10.47%
Basic earnings per common share	$3.13		$3.31

Shares outstanding	2,865	-	2,865
Average Assets	$911,078	$2	$911,080
Average Equity	$90,538	$1	$90,539